Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-112671 of Mandalay Resort Group on Form S-4 of our report dated February 28, 2003 (except for Note 7, as to which the date is April 11, 2003), relating to the financial statements of Victoria Partners as of and for the year ended December 31, 2002, appearing in Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 23, 2004